Exhibit 4.4

VITRU LIMITED	VITRU LIMITED
Plano de Opção de Compra de Ações	Stock Option Plan

O presente Plano de Opção de Compra de Ações, aprovado pelo Conselho de Administração da Vitru Limited (“Companhia”) realizada em 19 de novembro de 2020 (“Plano”), estabelece as condições gerais para a outorga de opções de compra de ações de emissão da Companhia.	This Stock Option Plan, approved by the Board of Directors of Vitru Limited (“Company”) held on November 19, 2020 (“Plan”), provides for the general conditions for the grant of options to purchase shares issued by the Company.

Esta tradução é disponibilizada apenas para fins de conveniência e, no caso de qualquer conflito entre a tradução em português e inglês, a versão em português prevalecerá.	This translation is provided for convenience only and in the event of any conflict between the Portuguese and English translation, the Portuguese meaning shall prevail.

1. Objetivo do Plano	1. Objective of the Plan

1.1. Objetivos. Este Plano tem por objetivo conceder aos Participantes (conforme definição na Cláusula 3 abaixo) o direito de se tornarem acionistas da Companhia. Este direito poderá estar sujeito a determinadas condições a serem impostas pela Companhia e visa a alinhar os interesses dos acionistas da Companhia ao dos Participantes.	1.1. Objectives. This Plan aims to grant the Participants (as defined in Section 3 below) the right to become shareholders of the Company. This right may be subject to certain conditions to be imposed by the Company and aims at aligning the interests of the Company's shareholders with those of the Participants.

1.2. Para os fins do presente Plano, serão consideradas “Controladas” todas e quaisquer sociedades nas quais a Companhia detenha ou venha a deter, direta ou indiretamente, direitos de sócia que lhe assegurem, de modo permanente, a maioria nas deliberações sociais e/ou o poder de eleger a maioria dos administradores das referidas sociedades.	1.2. For the purposes of this Plan, “Subsidiaries” will be considered as any and all companies in which the Company holds or may hold, directly or indirectly, shareholding rights that permanently assure it majority in corporate resolutions and/or the power to elect the majority of the directors/officers of the referred companies.

2. Administração do Plano e Competências	2. Plan Administration and Powers

2.1. Administração. O presente Plano será administrado pelo Conselho de Administração da Companhia (“Conselho de Administração”), que terá a competência de:	2.1. Administration. This Plan will be managed by the Board of Directors of the Company (“Board of Directors”), which shall have powers to:

(a) Criar periodicamente “Programas” nos quais poderão ser estabelecidos, dentre outras matérias: (i) termos e condições específicos e complementares a este Plano, aplicáveis a um ou mais Participantes, (ii) a quantidade global de Opções a serem outorgadas em cada Programa; (iii) parâmetros para a seleção de Participantes, de forma a estabelecer critérios objetivos para sua eleição; (vi) restrições à transferência das Ações	(a) Periodically create “Programs” which may provide for, among other matters: (i) specific and complementary terms and conditions to this Plan, applicable to one or more Participants; (ii) the total number of Options to be granted in each Program; (iii) parameters for the selection of Participants, in order to establish objective criteria for their election; (iv) restrictions on the transfer of Shares acquired through the exercise of the

adquiridas por meio do exercício das Opções, podendo também atribuir para a Companhia ou suas Controladas opções de recompra ou direitos de preferência em caso de alienação pelo Participante dessas mesmas Ações, até o término do prazo e/ou cumprimento das condições que venham a ser fixados;	Options, and may also assign to the Company or its Subsidiaries repurchase options or rights of first refusal in the event of disposal by the Participant of these same Shares, until the end of the term and/or compliance with the conditions that may be fixed; and

(b) Solucionar eventuais dúvidas de interpretação do Plano e/ou Programas;	(b) Resolve any doubts regarding the interpretation of the Plan and/or Programs;

(c) Alterar o prazo de exercício das Opções.	(c) Change the term for exercising the Options.

2.2. Autoridade do Conselho de Administração. Sujeito às disposições do Plano, o Conselho de Administração terá plena autoridade e discrição para tomar as medidas que julgar necessárias ou convenientes para a administração do Plano. No que diz respeito aos termos e condições das Opções outorgadas aos Participantes, o Conselho de Administração pode interpretar e até mesmo alterar as disposições do Plano e/ou de um Programa na medida em que determine ser necessário e apropriado para fazer isso, sendo certo que quaisquer alterações a este Plano e/ou Programa somente serão aplicáveis para os Contratos de Opção celebrados após a data da respectiva alteração. Todas as decisões, interpretações e outras ações do Conselho de Administração serão finais e vinculantes para todos os Participantes e todas as pessoas que derivem seus direitos de um Participante.

2.2.        Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. With respect to the terms and conditions of Options granted to Participants, the Board of Directors may interpret and even change the provisions of the Plan and/or Program to the extent it determines it necessary and appropriate to do so, provided that any changes to this Plan and/or Program will only apply to Option Agreements entered into after the date of the respective change. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Participants and all persons deriving their rights from a Participant.

2.3. Seleção de Participantes. O Conselho de Administração deverá criar dois comitês especiais, conforme previsto abaixo:	2.3. Selection of Participants. The Board of Directors shall create two special committees, as provided below:

(a) o comitê de remuneração (“Comitê de Remuneração”) será responsável por recomendar ao Conselho de Administração os Administradores a serem eleitos como Participantes, bem como a quantidade de Opções a serem outorgadas a cada Participante, observada a quantidade máxima de Opções estabelecida em cada Programa, sendo certo que caberá ao Conselho de Administração selecionar os Participantes e a quantidade de Opções outorgada; e	(a) the compensation committee (“Compensation Committee”) shall be responsible for recommending to the Board of Directors the Administrators to be selected as Participants, as well as the number of Options to be granted to each Participant, with due regard to the total number of Options available in each Program, provided that the Board of Directors shall select the Participants and respective number of Options; and

(b) o comitê de diretoria (“Comitê de Diretoria”), composto por membros da Diretoria da Companhia e/ou de suas Controladas, será responsável por	(b) the officers committee (“Officers Committee”), composed of members of the Board of Officers of the Company and/or Subsidiaries, shall be

eleger os Participantes que não são Administradores, bem como a quantidade de Opções a serem outorgadas a cada um, observada a quantidade global de Opções estabelecida em cada Programa, sendo que, em caso de empate em decisão do Comitê de Diretoria, o Diretor Presidente (CEO) terá voto de desempate.	responsible for electing the Participants that are not Administrators, as well as the number of Options to be granted to each one, with due regard to the total amount of Options set forth in each Program, provided that, in the event of a tie in the resolutions of the Officers Committee, the Chief Executive Officer (CEO) shall have a tie-breaking vote.

3. Participantes	3. Participants

3.1. Participantes. Poderão participar do Plano os Administradores, Empregados e Prestadores de Serviços da Companhia e de suas Controladas, de acordo com as regras deste Plano.	3.1. Participants. May participate in the Plan the Administrators, Employees and Service Providers of the Company and its Subsidiaries, pursuant to the rules of this Plan.

3.1.1. Para os fins deste Plano:	3.1.1. For the purposes of this Plan:

(a) “Administrador” significa os membros da Diretoria e os membros do Conselho de Administração da Companhia e de suas Controladas, ou qualquer Empregado chave sênior considerado como um Administrador pelo Conselho de Administração;	(a) “Administrator” means the members of the Board of Officers and Board of Directors of the Company and its Subsidiaries, or any other key senior Employee considered as an Administrator by the Board of Directors;

(b) “Empregado” significa os profissionais que trabalham para a Companhia ou suas Controladas com vínculo empregatício, e que não são considerados Administradores; e	(b) “Employee” means the professionals who work for the Company or its Subsidiaries with an employment relationship, and that are not an Administrator; and

(c) “Prestador de Serviço” ou “Prestadores de Serviço” significa(m) os profissionais que desempenham determinadas atividades e/ou funções para a Companhia ou suas Controladas sem possuir vínculo empregatício ou estatutário com referidas sociedades.	(c) “Service Provider” or “Service Providers” means professionals who perform certain activities and/or functions for the Company or its Subsidiaries without having an employment or statutory relationship with said companies.

3.1.2. Serão considerados participantes do Plano os Administradores, Empregados e Prestadores de Serviços que recebam Opções (“Participantes”).	3.1.2. Administrators, Employees and Service Providers who receive Options (“Participants”) will be considered participants in the Plan.

3.2. Tratamentos Diferenciados. O Conselho de Administração poderá tratar de maneira diferenciada Participantes que se encontrem em situação similar, não estando obrigado, por qualquer regra de isonomia ou analogia, a estender a outros Participantes, qualquer condição, benefício ou deliberação que entenda aplicável apenas a determinados Participantes. O Conselho de Administração poderá, ainda, estabelecer um tratamento especial para casos excepcionais, durante a eficácia de cada direito de Opção, desde	3.2. Differentiated Treatments. The Board of Directors may treat Participants in a similar situation differently, and is not obliged, by any rule of equality or analogy, to extend to other Participants, any condition, benefit or resolution that it considers applicable only to certain Participants. The Board of Directors may also establish special treatment for exceptional cases, during the effectiveness of each Option right, provided that the rights already granted to the Participants and the basic principles of the Plan are

que não sejam afetados os direitos já concedidos aos Participantes nem os princípios básicos do Plano. Tal tratamento especial não constituirá precedente invocável por outros Participantes.	not affected. Such special treatment shall not constitute a precedent that can be claimed by other Participants.

3.3. Permanência no Emprego ou Cargo. Nenhuma disposição do Plano, assim como sua simples existência, conferirá aos Participantes garantia de manutenção do vínculo empregatício, de serviço, estatutário ou contratual com a Companhia ou suas Controladas ou interferirá de qualquer modo no direito da Companhia e de suas Controladas, sujeito às condições legais e àquelas do contrato de trabalho ou do contrato de prestação de serviços, conforme o caso, de rescindir a qualquer tempo o relacionamento com o Participante. Adicionalmente, nenhuma disposição do Plano conferirá a qualquer Administrador titular de uma Opção direitos concernentes à sua permanência até o término do seu mandato ou interferirá de qualquer modo no direito da Companhia ou de suas Controladas em destituí-lo, nem assegurará o direito à sua reeleição para o cargo.	3.3. Permanence in Employment or Position. No provision of the Plan, as well as its simple existence, will grant Participants a guarantee of maintaining an employment, service, statutory or contractual relationship with the Company or its Subsidiaries or interfere in any way with the right of the Company and its Subsidiaries, subject to legal conditions and those of the employment contract or the service provision contract, as the case may be, to terminate the relationship with the Participant at any time. In addition, no provision of the Plan will grant any Administrator holding an Option rights concerning him/her staying until the end of his/her term of office or interfere in any way with the right of the Company or its Subsidiaries to remove him/her, nor guarantee the right to his/her re-election for the post.

3.4. Ausência de Caráter Remuneratório. O Plano constitui negócio oneroso de natureza exclusivamente civil e não cria qualquer obrigação de natureza trabalhista ou previdenciária entre a Companhia ou suas Controladas com os Participantes, sejam eles administradores estatutários ou não ou empregados. Nesse sentido, a participação do Administrador, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas no Plano não interfere na remuneração fixa e variável para ele estabelecida.	3.4. Absence of Remuneration Character. The Plan constitutes an onerous business of an exclusively civil nature and does not create any labor or social security obligation between the Company or its Subsidiaries with the Participants, whether they are statutory or not administrators or employees. Accordingly, the participation of the Administrator, Employee or Service Provider of the Company or its Subsidiaries in the Plan does not interfere with the fixed and variable remuneration provided for it.

4. Contratos de Opção	4. Option Agreement

4.1. Contrato de Opção. Cada Participante deverá aderir expressamente ao Plano, mediante assinatura de Contrato de Opção de Compra de Ações (“Contrato de Opção”), obrigando-se, sem qualquer ressalva, ao cumprimento de todos os dispositivos estabelecidos neste Plano.	4.1. Option Agreement. Each Participant must expressly adhere to the Plan, by signing a Stock Option Agreement (“Option Agreement”), undertaking, without any reservation, to comply with all provisions established in this Plan.

4.1.1. Os Contratos de Opção deverão especificar, sem prejuízo de outras condições a serem determinadas pelo Conselho de Administração (a) a quantidade das Opções outorgadas; (b) os termos e condições para aquisição do direito ao exercício das Opções; (c) o preço de exercício das Opções e condições de pagamento.	4.1.1. Option Agreements shall specify, without prejudice to other conditions to be determined by the Board of Directors (a) the quantity of the granted Options; (b) the terms and conditions for the acquisition of the right to exercise the Options; (c) the exercise price of the Options and payment conditions.

4.2. Termos e Condições da Opção. As Opções a serem outorgadas aos Participantes estarão sujeitas aos termos e condições estabelecidos neste Plano, no Programa e no Contrato de Opção assinado pelo Participante.	4.2. Option Terms and Conditions. The Options to be granted to the Participants will be subject to the terms and conditions established in this Plan, in the Program and in the Option Agreement signed by the Participant.

4.3. Extinção. Sem prejuízo de qualquer disposição adicional ou em contrário prevista no Plano, no Programa ou nos Contratos de Opção, as Opções extinguir-se-ão automaticamente, cessando todos os seus efeitos de pleno direito, nos seguintes casos:	4.3. Lapse. Without prejudice to any additional provision or otherwise provided for in the Plan, in the Program or in the Option Agreements, the Options will be automatically forfeited, lapsing in full, in the following cases:

(a) mediante o exercício integral das Opções;	(a) upon the full exercise of the Options;

(b) se a Companhia for dissolvida, liquidada, tiver sua falência decretada ou tiver aprovado plano de recuperação judicial ou extrajudicial;	(b) if the Company is dissolved, liquidated, has its bankruptcy declared or has approved a judicial or extrajudicial recovery plan;

(c) Após o transcurso do Período de Exercício conforme definido na Cláusula 5.3.	(c) After the Exercise period as defined in Section 5.3.

(d) nas hipóteses em que as Opções Não-Vestidas são canceladas no Desligamento, conforme previstas na Cláusula 9 deste Plano.	(d) in the event that the Unvested Options are canceled at the Termination, as provided for in Section 9 of this Plan.

5. Exercício da Opção	5. Exercise of the Option

5.1. Prazo de Carência. Exceto se previsto de forma diversa no Contrato de Opção, as Opções tornar-se-ão potencialmente aptas a exercício (isto é, tornar-se-ão Opções Vestidas), de acordo com a seguinte regra (“Prazo de Carência”):	5.1. Grace period. Unless otherwise provided for in the Option Agreement, the Options will become potentially suitable for exercise (that is, they will become Vested Options), in accordance with the following rule (“Grace Period”):

(i) 15% (quinze por cento) das Opções tornar-se-ão Opções Vestidas no primeiro aniversário de 18 de setembro de 2020 (“Abertura das Negociações Vitru”);	(i) 15% (fifteen per cent) of the Options will become Vested Options on the first anniversary of the date of September 18, 2020 (“Vitru First Trading Day”);

(ii) 30% (trinta por cento) das Opções tornar-se-ão Opções Vestidas no segundo aniversário da Abertura das Negociações Vitru;	(ii) 30% (thirty per cent) of the Options will become Vested Options on the second anniversary of the Vitru First Trading Day;

(iii) 50% (cinquenta por cento) das Opções tornar-se-ão Opções Vestidas no terceiro aniversário da Abertura das Negociações Vitru;	(iii) 50% (fifty per cent) of the Options will become Vested Options on the third anniversary of the Vitru First Trading Day ;

(iv) 70% (setenta por cento) das Opções tornar-se-ão Opções Vestidas no quarto aniversário da Abertura das Negociações Vitru; e	(iv) 70% (seventy per cent) of the Options will become Vested Options on the fourth anniversary of the Vitru First Trading Day; and

(v) 100% (cem por cento) das Opções tornar-se-ão Opções Vestidas no quinto aniversário da Abertura das Negociações Vitru.	(v) 100% (one hundred per cent) of the Options will become Vested Options on the fifth anniversary of the Vitru First Trading Day.

5.2. Para fins do presente Plano, as Opções cujo Prazo de Carência já tenha decorrido serão denominadas “Opções Vestidas”, enquanto as Opções cujo Prazo de Carência não tenha decorrido serão denominadas “Opções Não-Vestidas”.	5.2. For the purposes of this Plan, the Options whose Grace Period has already elapsed will be called “Vested Options”, while the Options whose Grace Period has not elapsed will be called “Unvested Options”.

5.3. Período de exercício das Opções. O Participante terá o direito de exercer suas Opções Vestidas a partir da data em que se tornarem vestidas até sexto aniversário da data de assinatura do Contrato de Opção (“Período de Exercício”), após o qual as referidas Opções restarão automaticamente extintas, de pleno direito, independentemente de aviso prévio ou notificação, e sem direito a qualquer indenização.	5.3. Options Exercise Period. The Participant will have the right to exercise their Vested Options from the date they become Vested up to the sixth anniversary of the date of execution of the Option Agreement (“Exercise Period”), after which the referred Options will be automatically forfeited, in full, regardless of prior notice or notification, and without the right to any indemnity.

5.4. Exercício das Opções. Durante o Período de Exercício, o Participante poderá exercer as Opções Vestidas, total ou parcialmente, mediante a entrega à Companhia de uma notificação (“Notificação de Exercício”) contendo o número de Opções que pretende exercer. A Companhia, por sua vez, deverá, no prazo de até 5 (cinco) dias úteis contados da data do recebimento da Notificação de Exercício, calcular o Preço do Exercício a ser pago, conforme previsto na Cláusula 7.1 abaixo, com base na quantidade de Ações a serem subscritas ou adquiridas pelo Participante em decorrência do exercício das referidas Opções.	5.4. Exercise of Options. During Exercise Period, the Participant may exercise the Vested Options, in full or in part, through the delivery of a notice to the Company (“Exercise Notice”) containing the number of Options that he/she intends to exercise. The Company, in turn, must, within 5 (five) business days from the date of receipt of the communication, calculate the Exercise Price to be paid, as provided for in Section 7.1 below, based on the number of Shares to be subscribed or acquired by the Participant as a result of the exercise of the referred Options.

5.4.1. Aprovado o exercício da opção pelo Conselho de Administração e pago o Preço de Exercício, o Participante deverá firmar os documentos necessários para viabilizar o recebimento das Ações. As reuniões do Conselho de Administração que aprovarão o exercício da Opção serão realizadas exclusivamente nas datas e em periodicidades específicas estabelecidas pelo Conselho de Administração.	5.4.1. Once the exercise of the option has been approved by the Board of Directors and the Exercise Price has been paid, the Participant must sign the necessary documents to enable the receipt of the Shares. The meetings of the Board of Directors that will approve the exercise of the Option will be held exclusively on the dates and at specific intervals established by the Board of Directors.

5.5. Direitos de Acionista. Nenhum Participante terá quaisquer dos direitos e privilégios de acionista da Companhia até que as Opções sejam devidamente exercidas e as Ações objeto das Opções sejam adquiridas pelo Participante.	5.5. Shareholder Rights. No Participant will have any of the rights and privileges of the Company's shareholders until the Options are duly exercised and the Shares under the Options are acquired by the Participant.

6. Ações Incluídas no Plano	6. Shares Included in the Plan

6.1. Quantidade de Ações Incluídas no Plano. O número máximo de Ações disponíveis para o exercício de Opções no âmbito do Plano é limitado a 5% (cinco por cento) do capital social total da Companhia a qualquer momento, em bases totalmente diluídas, considerando, inclusive, as Opções outorgadas neste Plano.	6.1. Number of Shares Included in the Plan. The maximum number of Shares available for the exercise of Options under this Plan is limited to 5% (five per cent) of the total share capital of the Company at any time, on a fully diluted basis, taking into account also the Options granted under this Plan.

6.2. Cada Opção dará direito ao Participante de adquirir 1 (uma) ação de emissão da Companhia (“Ação”), sujeito aos termos e condições estabelecidos no respectivo Contrato de Opção.	6.2. Each Option will entitle the Participant to acquire 1 (one) share issued by the Company (“Share”), subject to the terms and conditions established in the respective Option Agreement.

6.3. Ajustes. De modo a manter os direitos econômicos dos Participantes, se a quantidade de ações que compõem o capital da Companhia for aumentada ou diminuída, incluindo em razão de desdobramento ou grupamento de ações, o Conselho de Administração deverá efetuar os ajustes apropriados no número das ações a serem emitidas de acordo com as Opções que foram exercidas e com as que não tenham sido exercidas, exceto se a alteração do número de ações que compõem o capital da Companhia for em decorrência de emissão de novas ações em virtude de aumentos de capital ou redução de capital e/ou recompra de ações, ocasião em que não serão realizados ajustes no número das ações a serem emitidas de acordo com as Opções. Nenhuma fração de Ação será emitida segundo o Plano ou em virtude de qualquer dos ajustes previstos nesta Cláusula.	6.3. Settings. In order to maintain the economic rights of the Participants, if the number of shares that make up the Company's capital is increased or decreased, including due to the split or reverse stock split, the Board of Directors must make the appropriate adjustments to the number of shares to be issued according to the Options that were exercised and those that have not been exercised, except if the change in the number of shares that make up the Company's capital is due to the issuance of new shares due to capital increases or capital reduction and/or repurchase of shares, when no adjustments will be made to the number of shares to be issued in accordance with the Options. No fraction of Shares will be issued under the Plan or due to any of the adjustments provided for in this Section.

7. Preço de Exercício da Opção e Pagamento	7. Option Exercise Price and Payment

7.1. Preço de Exercício da Opção. Para o exercício das Opções Vestidas, os Participantes deverão pagar um preço de exercício por Opção, o qual corresponderá ao preço de emissão ou de aquisição da ação, conforme definido pelo Conselho de Administração e previsto nos Programas e/ou no Contratos de Opção (“Preço de Exercício”). O Programa e/ou os Contratos de Opção poderão prever que o Preço de Exercício será corrigido monetariamente.	7.1. Option Exercise Price. For the exercise of the Vested Options, the Participants must pay an exercise price per Option, which will correspond to the issue or acquisition price of the share, as defined by the Board of Directors and provided for in the Programs and/or in the Option Agreements (“Exercise Price”). The Programs and/or Option Agreements may provide that the Exercise Price will be monetarily adjusted.

7.1.1. O Conselho de Administração poderá prever no Programa e/ou Contrato de Opção que o Preço de Exercício será reduzido pelo valor por ação distribuído a seus acionistas a partir da data do outorga da Opção, seja a título de dividendos, juros	7.1.1. The Board of Directors may provide in the Program and/or in the Option Agreement that the Exercise Price will be reduced by the amount per share distributed to its shareholders from the date of grant of the Option, whether as dividends,

sobre o capital próprio, resgate, redução de capital ou outros.	interest on capital, redemption, capital reduction or others.

7.2. Dividendos pós exercício das Opções. Esclarece-se que as ações adquiridas em razão do exercício das Opções somente farão jus a dividendos em dinheiro, incluindo juros sobre capital próprio, sobre os lucros declarados após a aquisição da Ação decorrente do exercício da Opção.	7.2. Dividends after exercise of the Options. It is clarified that the shares acquired due to the exercise of the Options will only be entitled to dividends in cash, including interest on own capital, on the profits declared after the acquisition of the Share resulting from the exercise of the Option.

7.3. Forma de Pagamento. O Preço de Exercício deverá ser pago à vista, simultaneamente à formalização da aquisição da Ação objeto da Opção pelo Participante, e necessariamente previamente à transferência das Ações ao Participante.	7.3. Form of payment. The Exercise Price must be paid in cash, simultaneously with the formalization of the acquisition of the Shares under the Option by the Participant, and necessarily prior to the transfer of the hares to the Participant.

8. Entrega das Ações	8. Delivery of Shares

8.1. Entrega das Ações. Nenhuma Ação será entregue ao Participante em decorrência do exercício das Opções, a não ser que todas as exigências legais, regulamentares e estatutárias decorrentes deste Plano tenham sido integralmente cumpridas. O Participante será considerado como detentor da Ação após a emissão do correspondente certificado de emissão da Ação, nos termos da legislação aplicável.	8.1. Delivery of Shares. No Shares will be delivered to the Participant as a result of the exercise of the Options, unless all legal, regulatory and statutory requirements arising from this Plan have been fully complied with. The Participant will be considered as the holder of the Share after the issue of the corresponding share issuance certificate, under the terms of the applicable legislation.

9. Desligamento	9. Termination

9.1. Desligamento. Para os fins deste Plano, “Desligamento” significa o término da relação jurídica de Administrador, Empregado ou Prestador de Serviço entre o Participante e a Companhia ou suas Controladas, por qualquer motivo, incluindo sem limitação renúncia, destituição, substituição ou término do mandato sem reeleição ao cargo de Administrador, pedido de demissão voluntária ou demissão, com ou sem justa causa, rescisão de contrato de prestação de serviços, aposentadoria, invalidez permanente ou falecimento. Para maior clareza, fica estabelecido que eventual desligamento do Participante do cargo de Administrador ou Empregado, ou encerramento de relação contratual como Prestador de Serviço seguido de eleição e investidura ou contratação de tal Participante para outro cargo como Administrador, Empregado ou Prestador de Serviços não caracteriza Desligamento, para fins deste Plano.	9.1. Termination. For the purposes of this Plan, “Termination” means the termination of the legal relationship of Administrator, Employee or Service Provider between the Participant and the Company or its Subsidiaries, for any reason, including without limitation, resignation, removal, replacement or termination of the mandate without reelection to the position of Administrator, request for voluntary resignation or resignation, with or without cause, termination of service contract, retirement, permanent disability or death. For the sake of clarity, it is established that any termination of the Participant from the position of Administrator or Employee, or termination of the contractual relationship as a Service Provider followed by the election and investiture or hiring of such Participant to another position as Administrator, Employee or Service Provider does not characterize Termination, for the purposes of this Plan.

9.2. Exceto de previsto de forma diversa no Contrato de Opção, nas hipóteses de Desligamento	9.2. Except as otherwise provided for in the Option Agreement, in the event of Participant’s

do Participante, os direitos a ele conferidos de acordo com o Plano poderão ser extintos ou modificados, conforme Cláusula 9.3 abaixo:	Termination, the rights granted to him / her under the Plan may be extinguished or modified, as per Section 9.3 below.

9.3. Se, a qualquer tempo, o Participante:	9.3. If, at any time, the Participant:

(a)         (i) for desligado por vontade da Companhia ou de suas Controladas, sem Justa Causa, mediante demissão, destituição do cargo ou rescisão antecipada e imotivada do contrato de prestação de serviços pela Companhia ou suas Controladas; (ii) desligar-se da Companhia ou de suas Controladas, conforme o caso, por vontade própria do Participante mediante pedido de demissão ou renúncia ao cargo ou rescisão unilateral ou antecipada pelo Participante do respectivo contrato de prestação de serviços; ou (iii) ou desligar-se da Companhia ou de suas Controladas por aposentadoria ou invalidez permanente: (A) as Opções Não Vestidas na data do Desligamento serão consideradas automaticamente extintas, de pleno direito, independentemente de aviso prévio ou notificação, sem direito a qualquer indenização e/ou pagamento ao Participante; e (B) as Opções Vestidas na data do seu Desligamento serão mantidas pelo Participante e poderão ser exercidas pelo Participante em até 60 (sessenta) dias após a data do Desligamento, após o qual as referidas Opções Vestidas restarão automaticamente extintas, de pleno direito, independentemente de aviso prévio ou notificação, e sem direito a qualquer indenização;

(a) (i) is terminated by the Company or its Subsidiaries at will, without Just Cause, upon dismissal, removal from office or early termination by the or its Subsidiaries of the service provision contract without cause; (ii) leaves the Company or its Subsidiaries, as the case may be, at the Participant's own discretion upon request for resignation or resignation from the position or unilateral or early termination by the Participant of the respective service provision contract; or (iii) leaves the Company or its Subsidiaries due to retirement or permanent disability: (A) Unvested Options on the date of Termination will be considered automatically lapsed in full, regardless of prior notice or notification, without the right to any indemnity and/or payment to the Participant; and (B) the Vested Options on the date of Termination will be maintained by the Participant and may be exercised by the Participant within 60 (sixty) days as of the date of Termination, after which the referred Options will be automatically lapsed, in full, regardless of prior notice or notification, and without the right to any indemnity;

(b)         for desligado da Companhia ou suas Controladas por vontade desta, com Justa Causa, mediante demissão, destituição, rescisão unilateral ou antecipada do contrato de prestação de serviços pela Companhia; as Opções Não Vestidas e as Opções Vestidas na data do seu Desligamento serão consideradas automaticamente extintas, de pleno direito, independentemente de aviso prévio ou notificação, sem direito a qualquer indenização e/ou pagamento ao Participante;

(b) is terminated by the Company or its Subsidiaries, as the case may be, at the will of the Company, with Just Cause, upon resignation, removal from office or termination of the service agreement with cause: the Vested Options and the Unvested Options on the date of Termination will be considered automatically lapsed, in full, regardless of prior notice or notification, without the right to any indemnity to the Participant;

(c) desligar-se da Companhia ou de suas Controladas por falecimento: (A) as Opções Não Vestidas na data do seu Desligamento serão consideradas automaticamente extintas, de pleno	(c) leaves the Company or its Subsidiaries due to death: (A) Unvested Options on the date of their Termination will be considered automatically lapsed, in full, regardless of prior notice or

direito, independentemente de aviso prévio ou notificação, sem direito a qualquer indenização e/ou pagamento ao Participante; e (B) as Opções Vestidas na data do seu Desligamento serão mantidas pelo Participante e poderão ser exercidas pelos herdeiros e sucessores legais do Participante, conforme aplicável, até o prazo de 12 (doze) meses contados da data do Desligamento, após o que as referidas Opções Vestidas restarão automaticamente extintas, de pleno direito, independentemente de aviso prévio ou notificação, e sem direito a qualquer indenização.	notification, without the right to any indemnity and/or payment to the Participant; and (B) the Vested Options on the date of their Termination will be maintained by the Participant and may be exercised by the Participant’s heirs or successors within 12 (twelve) as of the date of the Termination, after which the referred Options will be automatically lapsed, in full, regardless of prior notice or notification, and without the right to any indemnity.

9.3.1. Para os fins do presente Plano, “Justa Causa” significa (A) a demissão por justa causa, conforme previsto na Consolidação das Leis do Trabalho; (B) a rescisão motivada do contrato que regule o vínculo entre a Companhia (ou suas Controladas) e o Participante; e (C) a destituição do Participante do seu cargo por iniciativa da Companhia (ou suas Controladas) decorrente de (i) violação, pelo Participante, de quaisquer dos deveres e atribuições de administrador, incluindo, mas não se limitando, os previstos nos arts. 153 a 157 da Lei 6.404/76 (“Lei das S.A.”); (ii) desídia do Participante no exercício das suas atribuições; (iii) condenação penal relacionada a crimes dolosos; (iv) a prática, pelo Participante, de atos desonestos ou fraudulentos contra a Companhia ou suas Controladas; (v) a prática, pelo Participante, de qualquer tipo de assédio; (vi) qualquer ato ou omissão decorrente de dolo ou culpa do Participante e que seja prejudicial aos negócios, imagem, ou situação financeira da Companhia, de seus acionistas, ou de suas Controladas; (vii) violação do instrumento que regule o exercício do mandato de administrador estatutário celebrado pelo Participante com a Companhia e/ou com Controladas; (viii) o descumprimento do Estatuto Social da Companhia e/ou de Controladas e demais disposições societárias aplicáveis; ou, ainda, (ix) o descumprimento da legislação anticorrupção brasileira e/ou da legislação contra a lavagem de dinheiro.	9.3.1. For the purposes of this Program, “Just Cause” means (A) dismissal for cause, as provided for in the Consolidation of Labor Laws; (B) the motivated termination of the contract that regulates the link between the Company and the Participant; and (C) the removal of the Participant from his position at the initiative of the Company arising from (i) breach, by the Participant, of any manager's duties, including, but not limited to, those provided for in arts. 153 to 157 of the Law No. 6,404/76 (“Brazilian Corporate Law); (ii) the Participant's negligence in the exercise of their duties; (iii) criminal conviction related to intentional crimes; (iv) dishonest or fraudulent acts by the Participant against the Company or its Subsidiaries; (v) the practice, by the Participant, of any type of harassment; (vi) any act or omission resulting from the Participant's intent or fault and which is harmful to the business, image, or financial situation of the Company, its shareholders, or its Subsidiaries; (vii) violation of the instrument that regulates the exercise of the mandate of statutory administrator entered into by the Participant with the Company and / or with Subsidiaries; (viii) non-compliance with the Company's and / or Subsidiaries' Bylaws and other applicable corporate provisions; or yet, (ix) non-compliance with Brazilian anti-corruption legislation and/or anti-money laundering legislation.

9.4. Exceto se previsto de forma diversa no Programa ou no Contrato de Opção, na hipótese de Desligamento, o direito do Participante de manter as Opções Vestidas ficará condicionado ao cumprimento, pelo Participante, das obrigações abaixo durante todo o prazo em que o Participante	9.4. Except as otherwise provided for in the Program or in the Option Agreement, in the event of Termination, the Participant's right to maintain the Vested Options will be subject to the Participant's compliance with the obligations below for the entire period in which the Participant holds

detiver Opções Vestidas, sendo que o descumprimento de qualquer das obrigações abaixo resultará na perda e extinção, imediata, automática e sem necessidade de qualquer notificação prévia, de todas as Opções Vestidas, sem que o Participante tenha direito a qualquer indenização e/ou pagamento:	Vested Options, and failure to comply with any of the obligations below will result in the loss and lapse, immediate, automatic and without the need for any prior notification, of all Vested Options, without the Participant being entitled to any indemnity and/or payment:

9.4.1. Entre a data de Desligamento até a data de exercício de todas as Opções Vestidas, o Participante não deverá figurar como investidor, prestador de serviços, consultor, agente, administrador, executivo, empregado ou de qualquer forma prestar serviços a qualquer sociedade que desempenhe, no território do Brasil, atividades concorrentes às desenvolvidas pela Companhia e suas Controladas. Para fins desta Cláusula, serão consideradas atividades concorrentes quaisquer negócios desenvolvidos ou distribuídos pela Companhia ou por suas Controladas, ou relacionados às atividades da Companhia ou de suas Controladas, incluindo, mas não se limitando às atividades de prestação de serviços de educação para o ensino superior, profissionalizante ou qualquer outro setor do ramo de educação que a Companhia e suas Controladas atuem.	9.4.1. Between the date of Termination until the date of exercise of all Vested Options, the Participant must not appear as an investor, service provider, consultant, agent, administrator, executive, employee or in any way provide services to any company that performs, in Brazil, competing activities to those developed by the Company and its Subsidiaries. For the purpose of this Section, it will be considered competing activities any businesses developed or distributed by the Company or by its Subsidiaries, or related to the activities of the Company or its Subsidiaries, including, but not limited to the activities of providing services related to higher education, vocational/professional education or any other sector of the education business that the Company and its Subsidiaries operate.

9.4.2. Entre a data de Desligamento até a data de liquidação de todas as Opções Vestidas, o Participante não deverá: (i) aliciar, induzir ou encorajar qualquer diretor, empregado ou prestador de serviço da Companhia ou suas Controladas a deixar tal cargo, emprego ou relação de prestação de serviços, conforme for o caso, ou contratar, empregar ou de outra forma atrair qualquer destas pessoas; e (ii) induzir ou encorajar qualquer cliente, fornecedor, prestador de serviço ou licenciador da Companhia ou suas Controladas, atual ou potencial, ou qualquer outra pessoa que possua um relacionamento comercial significativo com a Companhia e suas Controladas, a rescindir ou modificar tal relacionamento atual ou potencial.	9.4.2. Between the date of Termination until the settlement date of all Vested Options, the Participant shall not: (i) entice, induce or encourage any director, employee or service provider of the Company or its Subsidiaries to leave such position, employment or relationship to provide services, as the case may be, or to hire, employ or otherwise attract any of these people; and (ii) induce or encourage any customer, supplier, service provider or licensor of the Company or its Subsidiaries, current or potential, or any other person who has a significant business relationship with the Company and its Subsidiaries, to terminate or modify such relationship current or potential.

9.4.3. Durante o período de 5 (cinco) anos após o Desligamento, o Participante não deverá divulgar, revelar ou comunicar, direta ou indiretamente, a qualquer pessoa ou utilizar ou por outro meio explorar em benefício próprio ou de qualquer pessoa salvo a Companhia, suas Controladas e advogados e consultores tributários (desde que estejam submetidos ao dever de confidencialidade nos mesmos termos aqui previstos), quaisquer	9.4.3. During the period of 5 (five) years after the Termination, the Participant shall not disclose, reveal or communicate, directly or indirectly, to any person or use or otherwise exploit for his own benefit or that of any person except the Company, its Subsidiaries and legal and tax advisors (provided they are subject to the duty of confidentiality in the same terms provided for herein), any information contained in this Plan as

informações constantes deste Plano bem como quaisquer outras informações confidenciais da Companhia e suas Controladas, sendo certo que a obrigação de confidencialidade não impedirá o Participante de divulgar informações confidenciais se e na medida em que tal divulgação seja especificamente exigida por lei; ficando entendido, todavia, que caso a divulgação seja exigida pela lei, o Participante deverá, na medida do razoavelmente possível, notificar imediatamente a Companhia dessa exigência antes de fazer qualquer divulgação, de forma que a Companhia possa buscar uma proteção adequada. Caso a Companhia não consiga obter tal proteção ou outra tutela apropriada, o Participante fornecerá somente a parte das informações confidenciais que estiver legalmente obrigado a divulgar.	well as any other confidential information of the Company and its Subsidiaries, being certain that the obligation of confidentiality will not prevent the Participant from disclosing confidential information if and to the extent that such disclosure is specifically required by law; it being understood, however, that if disclosure is required by law, the Participant shall, to the extent reasonably possible, immediately notify the Company of this requirement before making any disclosure, so that the Company can seek adequate protection. If the Company is unable to obtain such protection or other appropriate protection, the Participant will provide only the part of the confidential information that it is legally required to disclose.

10. Operação Relevante, Reorganização Societária Relevante ou Dissolução	10. Relevant Operation, Relevant Corporate Reorganization or Dissolution

10.1. Evento de Antecipação. Na hipótese de (i) ocorrer uma Operação Relevante, Reorganização Societária Relevante ou Dissolução e (ii) o Participante ser Desligado da Companhia a partir de um dos referidos eventos (“Eventos de Antecipação”), o Prazo de Carência das Opções detidas pelo Participante Desligado será integralmente antecipado, de modo que o Participante deverá exercer as Opções em até 60 (sessenta) dias após a data do Desligamento.	10.1. Anticipation Event. In the event (i) a Material Transaction, Relevant Corporate Reorganization or Dissolution occurs and (ii) the Participant is Terminated as from such event (“Anticipation Events”), the Grace Period of the Option held by the Terminated Participant will be fully anticipated, so that the Participant must exercise the Options within 60 (sixty) days as of the date of Termination.

10.2. Na hipótese de um Desligamento decorrente de uma Operação Relevante, o Conselho de Administração poderá optar pela liquidação das Opções em dinheiro, considerando o preço das ações na bolsa de valores no dia útil imediatamente anterior à data de pagamento.	10.2. In the event a Termination occurs as a result of a Material Transaction, the Board of Directors may choose to settle the Options in cash, considering the price of the Share in the market in the business day immediately preceding the payment day.

10.3. Para os fins desta Cláusula 10, serão considerados Eventos de Antecipação os seguintes eventos:	10.3. For the purposes of this Clause 10, the following events shall be considered as Anticipation Events:

(a) Operação Relevante: a consumação de uma operação ou série de operações correlatas de aquisição de ações de emissão da Companhia por um único acionista ou por mais de um acionista sob controle comum, que envolva a aquisição de mais do que 30% (trinta por cento) do capital social total da Companhia. Para que não pairem dúvidas, não será considerada uma Operação Relevante: (i) a

(a)         Material Transaction: the consummation of an operation or series of related operations for the acquisition of shares issued by the Company by a single shareholder or by more than one shareholder under common control, which involves the acquisition of more than 30% (thirty percent) of the Company's total share capital. For the avoidance of doubt, it will not be considered a

transferência de ações de emissão da Companhia entre os acionistas atuais, direta ou indiretamente, e/ou entre os acionistas atuais e suas Afiliadas e/ou herdeiros e/ou sucessores legais, a qualquer título, inclusive, mas não limitado, em razão de reorganizações societárias, sucessão legal ou testamentária, doação e/ou alienação; e (ii) operações que não representem a alienação de ações de emissão da Companhia pelos atuais acionistas a um terceiro em contrapartida ao pagamento de um preço em dinheiro aos acionistas vendedores, incluindo, mas não limitado, operações de aumento de capital com ou sem a cessão do direito de preferência, permuta de ações e/ou reorganizações societária (“Operação Relevante”).	Material Transaction: (i) the transfer of shares issued by the Company between the current shareholders, directly or indirectly, and/or between the current shareholders and their Affiliates and/or heirs and/or legal successors, in any capacity, including, but not limited to, due to corporate reorganizations, legal or testamentary succession, donation and/or alienation; and (ii) transactions that do not represent the sale of shares issued by the Company, including, but not limited to, capital increase operations with or without the assignment of preemptive rights, exchange of shares and/or corporate reorganizations ("Material Transaction").

(b) Reorganização Societária Relevante: a consumação de uma operação de reorganização societária em que o patrimônio líquido da Companhia passe a representar 50% (cinquenta por cento) ou menos do patrimônio líquido da nova Companhia.	(b) Relevant Corporate Reorganization: the consummation of a corporate reorganization in which the Company's net equity comes to represent 50% (fifty percent) or less of the new Company's net equity.

(c) Dissolução: a dissolução da Companhia.	(c) Dissolution: the dissolution of the Company.

11. Regulamentação Aplicável	11. Applicable Regulation

11.1. Direito de Preferência dos Acionistas. Os Participantes que se tornarem acionistas da Companhia em decorrência do exercício das Opções não terão direito de preferência na outorga ou exercício de Opções, sendo certo que a Companhia poderá alienar ações em tesouraria para satisfazer as Opções.	11.1. Shareholders' Preemptive Right. The Participants that become shareholders of the Company as a result of the exercise of the Options will not have preemptive rights in the granting or exercise of Options, provided that the Company may sell treasury shares to satisfy the Options.

11.2. Alterações. Salvo na hipótese da Cláusula 11.3 abaixo, quaisquer alterações a este Plano somente serão aplicáveis para os Contratos de Opção celebrados após a data da respectiva alteração.	11.2. Changes. Except in the case of Section 11.3 below, any changes to this Plan will only apply to Option Agreements entered into after the date of the respective change.

11.3. Superveniência Legal. Qualquer alteração legal significativa no tocante à regulamentação das sociedades por ações e/ou aos efeitos fiscais de um plano de opções de compra que tenha impacto na Companhia e no Plano, poderá levar a revisão integral do Plano, resguardado o racional econômico das Opções outorgadas aos Participantes.	11.3. Legal Supervenience. Any significant legal change with regard to the regulation of corporations and / or the tax effects of a call option plan that has an impact on the Company and the Plan, may lead to a full review of the Plan, safeguarding the economic rationale of the Options granted to the Participants.

12. Reestruturação Societária	12. Corporate Restructuring

12.1. Reestruturação Societária. A outorga de Opções nos termos do Plano não impedirá a Companhia e suas Controladas de se envolverem em operações de reorganização/reestruturação societária, tais como transformação, incorporação, fusão, cisão e qualquer outra forma de reestruturação societária (“Reestruturação”), observadas as disposições da Cláusula 10.3 10 (b).	12.1. Corporate Restructuring. The grant of Options under the Plan will not prevent the Company and its Subsidiaries from getting involved in corporate reorganization/ restructuring operations, such as transformation, incorporation, merger, spin-off and any other form of corporate restructuring (“Restructuring”), observed the provisions of Section 10.3(b).

12.1.1. O Conselho de Administração poderá determinar, a seu exclusivo critério, mantendo-se o mesmo racional econômico das Opções adquiridas pelos Participantes, e sem prejuízo de outras medidas: (a) a substituição das ações objeto das Opções por ações, quotas ou outros valores mobiliários de emissão da sociedade sucessora da Companhia, desde que o faça nos exatos termos e condições do Plano, sendo que caso a Reestruturação resulte em transferência de controle, as ações objeto das Opções serão substituídas por ações da nova controladora, devendo assim ser feito nos exatos termos e condições do Plano; (b) a antecipação da aquisição do direito ao exercício das Opções, de forma a assegurar a inclusão das ações correspondentes na operação em questão; e/ou (c) o pagamento em dinheiro da quantia a que o Participante faria jus caso tivesse exercido as Opções e alienado suas respectivas Ações, nos termos do Plano.	12.1.1. The Board of Directors may determine, at its sole discretion, maintaining the same economic rationale for the Options acquired by the Participants, and without prejudice to other measures: (a) the replacement of the shares under the Options by shares, quotas or other values issued by the successor company of the Company, provided that it does so under the exact terms and conditions of the Plan, and if the Restructuring is through results in a transfer of control, the shares under the Options shall be replaced by shares of the new controller company, and must be done so in the exact terms and conditions of the Plan; (b) the anticipation of the acquisition of the right to exercise the Options, in order to ensure the inclusion of the corresponding shares in the transaction in question; and/or (c) the payment in cash of the amount to which the Participant would be entitled if he had exercised the Options and sold his respective Shares, under the terms of the Plan.

13. Data de Vigência	13. Effective Date

13.1. Vigência. O Plano entrará em vigor na data de sua aprovação pelo Conselho de Administração e expirará, a qualquer tempo, por decisão do Conselho de Administração. O término de vigência do Plano não afetará a eficácia das Opções ainda em vigor, anteriormente adquiridas.	13.1. Term. The Plan will come into effect on the date of its approval by the Board of Directors and will expire, at any time, by decision of the Board of Directors. The expiration of the Plan will not affect the effectiveness of the Options still in force, previously acquired.

14. Disposições Complementares	14. Complementary Provisions

14.1. Tutela Específica. As obrigações contidas no Plano, no Programa e no Contrato de Opção são assumidas em caráter irrevogável, valendo como título executivo extrajudicial nos termos da legislação processual civil, obrigando as partes e seus sucessores a qualquer título e a todo tempo. Fica estabelecido que tais obrigações estão sujeitas à tutela específica, na forma da Lei nº 13.105/2015 (Código de Processo Civil), conforme alterada.	14.1. Specific performance. The obligations contained in the Plan, in the Program and in the Option Agreement are irrevocably assumed, with an extrajudicial enforcement order under civil procedural law, binding the parties and their successors at any title and at all times. It is established that such obligations are subject to specific performance, in the form of the Law No. 13.105/2015 (Brazilian Civil Procedure Code), as amended.

14.2. Cessão. Os direitos e obrigações decorrentes do Plano, do Programa e do Contrato de Opção e de quaisquer outros instrumentos firmados em decorrência de referidos documentos têm caráter personalíssimo e não poderão ser cedidos ou transferidos pelo Participante a terceiros, no todo ou em parte, nem dados em garantia de obrigações, sem a prévia anuência escrita da Companhia ou de suas Controladas.	14.2. Assignment. The rights and obligations arising from the Plan, the Program and the Option Agreement and any other instruments signed as a result of said documents are very personal and cannot be assigned or transferred by the Participant to third parties, in whole or in part, nor given as guarantee of obligations, without the prior written consent of the Company or its Subsidiaries.

14.3. Lei Aplicável e Solução de Controvérsias. Este Plano será regido e interpretado de acordo com as Leis da República Federativa do Brasil e quaisquer alegações ou controvérsias oriundas ou em conexão com este Plano deverão ser solucionadas de forma definitiva pelo foro da comarca de Florianópolis/SC, Brasil.	14.3. Applicable Law and Dispute Resolution. This Plan will be governed and interpreted in accordance with the Laws of the Federative Republic of Brazil and any allegations or disputes arising from or in connection with this Plan must be resolved definitively by the jurisdiction of the district of Florianópolis/SC, Brazil.

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